EXHIBIT 10.22

September 22, 2004

Mr. Simon Backer
4418 West 15 Avenue
Vancouver, B. C.
V6R 3B2

Re: Termination of Employment and Severance Agreements — Revised October 15, 2004

This letter will confirm our discussion of September 22, 2004 during which I advised you that as a result of corporate restructuring and downsizing your employment with MDSI will end effective close of business September 22, 2004.

As a result, the following severance package will be made available to you in order to assist you during the hopefully brief period that you will be without employment and to provide you with some financial security.

(a)

Severance — you will receive a lump sum termination payment in an amount equal to eighteen (18) months base salary ($247,500 CDN) in accordance with paragraph 12.4 of the Employment Agreement between you and MDSI, less applicable statutory withholdings and deductions. You have indicated that you wish the termination payment to be paid as a lump sum amount to the same bank account that MDSI has used for your payroll deposits.

(b)

Benefits – the Company shall maintain you and your eligible dependents on record as of September 22, 2004, on the Company Benefit Program to March 31, 2006. Provided that you do not receive health benefits under a consulting arrangement, your health benefits will continue for the 18-month period from your termination date of September 22, 2004. Upon the expiration of these benefits, you may elect to convert the coverage into an individual policy. If you elect to do so, please contact Bob Olsen at Zlotnik, Lamb & Co. at 604-688-7208.

(c)

Employee Share Ownership Plan – if you have been participating in the Employee Share Ownership Plan, you may elect to authorize MDSI to continue to hold the total contribution made to be applied against future purchases of shares in accordance with the Plan or elect a refund of contributions. Please contact Delia Sy at 604-207-6304 with respect to your election.

(d)

Stock Options – all stock options granted to you by MDSI shall continue to vest to until March 22, 2006. You will have sixty (60) days from March 22, 2006 to exercise any vested options. Options not vested by March 22, 2006 shall be cancelled. Should you wish to exercise your options please contact Julie Wong at 604-207-6297.

(e)	Vacation – accrued vacation standing to your credit as of September 22, 2004 of 21.50 days shall be paid to you as soon as reasonably practical but no later than October 15, 2004.

(f)

Career Transition – the Company will provide you with access to the Career Transition program offered by Knightsbridge Career Management. This program allows you to fully participate in choosing services to best suit your needs to a maximum value of $5,000. You and your Knightsbridge consultant will jointly select appropriate services and manage your program to ensure maximum relevance and value. Should you wish to participate in this program please contact Ron Toffolo at 604-207-6298.

(g)	Letter of Reference – upon request, the Company will provide you with a letter of reference on mutually agreeable terms.

(h)	Bonus — Erik Dysthe has agreed to a $4,000 bonus payment. Taxes and withholdings will be withheld from this amount. The net amount will be included with your October 15, 2004 pay.

(i)	Profit Sharing — You are eligible for the Q2, 2004 profit sharing payout. Unfortunately, the payment cannot be paid as a direct deposit, instead the cheque will be mailed to your home address.

Your departure will be characterized internally and externally as a resignation initiated by you and you agree to resign as an officer of MDSI and or director of any of MDSI’s subsidiaries and corporate affiliates as applicable effective as of September 22, 2004.

All Company material which has been issued to you on loan, such as your employee security card, photo ID, parking pass, credit card, calling card, and any other Company property issued to you, with the exception of your laptop computer, cell phone, and PDA, must be returned prior to your final day of employment. Your laptop computer, PDA, and cell phone, along with the cell phone accessories, will be transferred to your name once you have signed the accompanying equipment receipt. Due to software licensing restrictions, all MDSI software will be removed from your laptop, and the hard drive will be purged of all data.

The payment as outlined in paragraph (a) above is conditional upon your execution of the Settlement and Release Agreement attached hereto, which is to be returned to Julie Wong by no later than 5:00 p.m. October 19, 2004. It is understood and agreed that you have the opportunity to seek outside legal and/or financial counsel to consider this matter.

You are reminded of the conditions of your Employment Agreement and your duties and obligations with respect to non-disclosure of confidential information, trade secrets and work product and conflict of interest and non-competition. Attached is a list of companies currently in competition with MDSI Mobile Data Solutions Inc.

I sincerely regret that this action had to be taken. I hope that the foregoing will assist you in planning for the future. On behalf of the Company we wish to thank you for your contribution to MDSI and wish you every success in your future endeavours.

Sincerely,
MDSI Mobile Data Solutions Inc.

/s/ Erik Dysthe
Erik Dysthe
President and CEO

Simon Backer – Termination of Employment and Severance Agreements	page 2 of 3

LIST OF COMPANIES CURRENTLY IN COMPETITION WITH MDSI
MOBILE DATA SOLUTIONS INC.

3X
Air IQ (formerly e-Dispatch.com Wireless Data Inc.)
AP Solve — Vidus
Astea International Inc.
Cerulean
ClickSoftware Inc.
Cognicase Inc. (M3i Systems Inc. Division)
Dynamic Mobile Data
Itron
FieldCentrix
IMedion Inc.
Integraph
MegaTribe
Metrix Inc.
New World Systems
PoinServe/Brazen
PRC
ServicePower
Thinque
Tiberon Systems
Utility Partners Inc.
ViryaNet
WebAppoint
X-Time

Simon Backer – Termination of Employment and Severance Agreements	page 3 of 3

RELEASE

1.     Simon Backer (“Backer”), in consideration of the payment of $247,500 CDN and other good and valuable consideration described in the letter from MDSI to Backer dated September 22, 2004 and as amended on October 1, 2004, the receipt and sufficiency of which is hereby acknowledged, does forever release and forever discharge MDSI Mobile Data Solutions Inc. (“MDSI”) from any and all manners of claims, causes of action, proceedings, complaints, damages, costs, disbursements, liabilities and obligations of any nature or kind whatsoever known or unknown whether in law or in equity or pursuant to statute, which, as against MDSI or other such persons or any of them Backer has ever had or now has by reason of or arising out of any cause, matter or thing whatsoever occurring or existing and without limiting the generality of the foregoing, any matter, cause, or thing relating to or arising out of Backer’s employment with MDSI, his contract of employment with MDSI, or the termination of Backer’s employment with MDSI, and any other claim for damages, notice, payment in lieu of notice, wrongful dismissal, severance pay, loss of benefits, pension issues, incentive or any other bonus program, profit sharing, stock distribution, stock options or stock purchase rights, vacation pay or any claims under the British Columbia Employment Standards Act or Human Rights Code.

2.     This Release is binding upon and enures to the benefit of Backer’s heirs, executors, administrators, assigns, committees and trustees.

3.     This Release is binding upon and enures to the benefit of MDSI’s directors, officers, employees, agents, predecessors, successors, assigns, liquidators, receivers, receiver managers, trustees, owners and shareholders.

4.     In the event withholdings have not been deducted which should have been deducted, Backer shall indemnify and save harmless MDSI from any resulting liabilities, obligations, and costs regarding any claims which Canada Customs and Revenue Agency, Employment Insurance Commission or any other government agency or department may have with respect to any payments made to or on behalf of Backer.

5.     Backer acknowledges that the facts in respect of which this Release is made may prove to be other than or different from the facts in that connection now known or believed by Backer to be true. Backer accepts and assumes the risk of the facts being different and agrees that this Release shall be in all respects enforceable and not subject to termination, rescission, or variation by discovery of any differences in facts.

6.     Backer agrees to keep the terms of this Release strictly confidential and will not disclose any information with respect to this Release to any one with the exception of his legal or financial advisors, unless compelled to do so by law or court order.

7.     Backer agrees he will not make any statement or publish any document which is defamatory about or concerning MDSI or any person who holds or has held the position of officer or director of MDSI. MDSI agrees to not defame Backer.

8.     It is agreed that the consideration and this Release are not admissions of liability.

9.     Backer acknowledges that this Release has been executed voluntarily after receiving legal advice.

10.     The Release is given voluntarily for the purposes of making a full and final settlement of all of Backer’s claims whatsoever arising against MDSI.

11.     The terms of the Release are contractual and not recitals.

12.     This Release is governed by the laws of British Columbia.

Dated at Richmond, the 18 day of October 2004.

SIGNED, SEALED AND DELIVERED by Simon Backer in the presence of: /s/ Ron Toffolo Witness	) ) ) ) ) )	/s/ SAB Simon Backer